                                                                   EXHIBIT 10.01

                          SUPPLY AND LICENSE AGREEMENT

      THIS SUPPLY AND LICENSE AGREEMENT ("Agreement") entered into as of January 1, 2004 (the "Effective Date") by and between NOVARTIS CONSUMER HEALTH, INC., 200 Kimball Drive, Parsippany, NJ 07054, a Delaware corporation ("Novartis") and LECTEC CORPORATION, 10701 Red Circle Drive, Minnetonka, MN 55343, a Minnesota corporation ("LecTec").

                                    RECITALS

A. LecTec is a manufacturer of medical and health-related consumer products, including a line of proprietary patch products for the over-the-counter market which emit vapors which, when inhaled, provide relief of cough and cold symptoms (the "Vapor Patches"). LecTec manufactures and sells such patch products under its own trade names and also manufactures and sells certain of such patch products to third parties.

B. Novartis is a manufacturer and reseller of health-related consumer products.

C. The parties entered into a Supply and Non-Exclusive License Agreement dated as of May 8, 2002 (the "Prior Agreement") pursuant to which Novartis undertook to purchase, and LecTec undertook to manufacture and sell to Novartis, certain LecTec patch products. As used herein "Products" shall mean Vapor Patches for sale to the pediatric market (the "Field of Use") in the United States, Canada and Mexico (the "Territory"). The licensed patents are shown in Exhibit C (the "Licensed Patents") and made a part of this Agreement. All capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Prior Agreement.

D. Pursuant to the terms of the Prior Agreement, Novartis provided financial assistance to LecTec in the form of advance payments of the purchase price of the Products and LecTec issued the Advance Payment Note to Novartis and granted a security interest and a non-exclusive license to Novartis for the purpose of securing LecTec's performance and repayment obligations.

E. LecTec is indebted to Novartis for (i) an unpaid balance of the Advance Payment Note due and payable as of December 31, 2003 (as extended by mutual agreement of the parties) in the amount of one million thirty thousand twenty-one and 00/100 dollars ($1,030,021.00); (ii) an additional obligation defined in the Prior Agreement and referred to herein as the "Recall Debt; " and (iii) the balance of the net advance payments of the purchase price of the Products made to LecTec subsequent to December 31, 2003, after credit has been given for the aggregate purchase price of all Products delivered by LecTec to Novartis.

** The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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F.    LecTec has informed Novartis that it intends to discontinue its manufacturing operations and wind up its business and that it desires to do so in a manner that (i) will enable it to discontinue such operations in an orderly manner consistent with the preservation of the value of LecTec's assets, and (ii) will provide for an orderly transition from LecTec to Novartis (or to a contract manufacturer designated by Novartis) of the manufacturing function with regard to the Products.

G. Novartis has been providing and is willing to continue to provide financial assistance to LecTec, pursuant to the terms set forth in this Agreement, by way of additional advance payments for Products, which financial assistance is required by LecTec to enable it to accomplish the discontinuance of manufacturing operations as described above.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound, hereby agree as follows:

                                    ARTICLE 1
                  INVENTORY REQUIREMENTS AND OTHER OBLIGATIONS

1.1 Production and Sale of Product Inventory. From the Effective Date until February 5, 2005 or such earlier or later date as the parties may mutually agree upon (the "Manufacturing Period"), LecTec shall manufacture, sell and cause to be delivered to Novartis, Products in the quantities set forth in the Purchase Order and Novartis shall purchase such Products in the quantities and at the prices set forth in the Purchase Order. As used herein, "Purchase Order" shall mean the order by Novartis for Products at the prices and upon the delivery schedule to be purchased by Novartis during the Manufacturing Period as set forth in Exhibit 1.1 hereto and made a part hereof.

1.2 Exclusivity. LecTec shall manufacture and sell the Products exclusively to Novartis, provided, however, that the term "exclusively" as used herein shall be limited to mean that LecTec may not manufacture the Products or any other Vapor Patches (collectively, "Comparable Products") for sale to any other customers for pediatric use (the "Field of Use") in the United States, Canada or Mexico (the "Territory"). Novartis shall have the option until March 31, 2005 to extend the Territory and the exclusive Field of Use to the adult cough/cold category at no additional cost and under the same terms and conditions set forth in this Agreement.

1.3 Regulatory Compliance. As set forth below, LecTec shall be responsible for regulatory compliance in the manufacture of the Products and supply of same to Novartis. Novartis shall be responsible for regulatory compliance in the proper labeling, promotion, and advertising of the Products and the sale of same to end users according to existing OTC monograph requirements, directly or indirectly, which shall be under the exclusive control of Novartis. The parties shall cooperate in good faith to achieve such regulatory compliance.

1.4 Production Standards. All Products sold and delivered to Novartis hereunder shall (a) conform in all material respects with the specifications set forth in that certain Quality Assurance Agreement by and between Novartis and LecTec, dated as of May 5, 2000 (the "QA


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Agreement"), and with such further specifications as shall be agreed to by all parties in writing (the "Specifications"); (b) be manufactured, packaged and sold to Novartis without any material deviation from or breach of (i) the QA Agreement, and (ii) any applicable laws, regulations, and requirements of any government or governmental agency; and (iii) be subject to the warranties set forth in this Agreement.

1.5 Brand Name. Novartis intends to market the Products under the proprietary names "Vapor Patch" or "VaporPatch" (as selected by Novartis in its own discretion). LecTec hereby acknowledges that it has no objection to Novartis seeking to register such names at its own expense and risk with the United States Trademark Office, or with other authorities, and shall file its consent thereto, as requested in writing by Novartis, but LecTec does not warrant or imply that such marks are otherwise available or will be granted. LecTec shall give commercially reasonable cooperation to Novartis to manufacture and label the Products with such name or names or other names as Novartis, in its sole discretion, may designate from time to time during the term of this Agreement. However, subject to the foregoing, nothing herein shall be deemed to authorize the use of any LecTec trade name or trademark or any other mark that would dilute or reasonably tend to dilute any such LecTec trade name or trademark.

1.6 Amendment of Purchase Order. LecTec shall use its commercially reasonable efforts to accommodate any Novartis requests for delivery of Products in excess of the quantities described in the Purchase Order, or for delivery of Products sooner than that allowed or specified in the Purchase Order. If Novartis' business conditions necessitate reduction or delay in its requirements for Products, then LecTec shall use its commercially reasonable efforts to implement such requested changes. Notwithstanding the foregoing, LecTec shall not take any action in response to any such requests which would result in charges to Novartis in addition to those set forth in the respective purchase order without Novartis' prior written consent. Article 2

                                    ARTICLE 2
                                     PAYMENT

2.1 Prices. In consideration of the satisfactory manufacture and delivery to Novartis of the ordered quantities of Products, Novartis shall pay LecTec for the Products in accordance with the prices set forth in Exhibit 2.1. Subject to the provisions of Section 2.5 hereof, Novartis shall make such payments within thirty (30) days of the date of each LecTec invoice issued upon shipment of the Products. Such payments shall be without prejudice to the inspection and credit rights of Novartis under Article 3 of this Agreement.

2.2 Taxes. Novartis shall bear the cost of taxes of any kind, nature or description whatsoever applicable to the sale of any Products by LecTec to Novartis (other than taxes based upon the income of LecTec or LecTec's employees or due to the fact that LecTec conducts business or otherwise is present in a particular tax jurisdiction), unless Novartis is exempt therefrom and provides to LecTec tax exemption certificates or permits acceptable to the appropriate taxing authorities.

2.3   **

2.4   **


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2.5 Advance Payments. In order to provide LecTec with working capital funds necessary to enable it to manufacture and deliver Products to Novartis pursuant to this Agreement, Novartis shall advance funds (each such advance, an "Advance Payment" and, collectively, the "Advance Payments") to LecTec for use by LecTec
(a) to pay current accounts payable and expenses not exceeding $2,000,000.00 in the aggregate and thereafter (b) exclusively for the manufacture and delivery of Products. Subject to the full and timely performance by LecTec of the Product shipment requirements set forth in the Purchase Order and all other obligations of LecTec under this Agreement, Novartis shall disburse the Advance Payments to LecTec in installments in accordance with the schedule designated as "LecTec Payments" in Exhibit 2.5.

Novartis shall have no obligation to disburse any Advance Payment (x) if LecTec shall fail to make any delivery of Products to Novartis in strict compliance with the provisions of the Purchase Order, time being of the essence or (y) if such Advance Payment would cause the unpaid principal balance of the New Advance Payment Note, as defined in Section 2.5.1 to exceed $2,000,000.00. In the event that Novartis shall withhold any Advance Payment by reason of clause (y) in the preceding sentence, Novartis shall thereafter disburse the withheld Advance Payment, in whole or in part, from time to time at the request of LecTec at such time or times as the making of such disbursement will not cause the unpaid principal balance of the New Advance Payment Note to exceed $2,000,000.00, provided that Novartis shall have no obligation to disburse such withheld Advance Payment unless LecTec shall be in compliance with its obligations under this Agreement at the time of its request therefore.

      2.5.1 The Advance Payments disbursed to LecTec as provided in Section 2.5 together with the outstanding balance of advances made by Novartis to LecTec on and after the date of the Prior Agreement, including such amounts advanced subsequent to December 31, 2003, as set forth in Schedule
      2.5.1 ("Schedule of Inventory Payments") annexed hereto and made a part of this Agreement shall be deemed to be a loan from Novartis to LecTec. On the Effective Date, LecTec shall execute and deliver to Novartis (a) a promissory note in the principal amount of $2,000,000.00 in the form attached hereto as Exhibit 2.5.1(a) (the "New Advance Payment Note"), (b) a security agreement in the form attached hereto as Exhibit 2.5.1(b) ("New Security Agreement"), and (c) such other documents as shall reasonably be deemed necessary by Novartis to perfect its security interests in the assets of LecTec as provided in the Security Agreement.

      2.5.2 Unless otherwise prepaid in accordance with the terms of the Advance Payment Note, LecTec shall repay the principal amount of the New Advance Payment Note (or so much thereof as shall actually have been disbursed to it in accordance with the provisions of Section 2.5) in monthly installments equal to the aggregate purchase price of all Products delivered by LecTec to Novartis during such calendar month pursuant to the Purchase Order. Novartis shall credit the aggregate purchase price of Products delivered, determined as provided in this Agreement, against the payment obligations of LecTec under or by reason of (a) first, the outstanding balance as of the Effective Date of advances made to LecTec until such balance and all obligations of LecTec under the Advance Payment Note shall have been fully satisfied and (b) second, the New Advance Payment Note, and such credits shall constitute full payment by Novartis of the purchase


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      price of such Products until such time as all of LecTec's obligations under Section 2.5.1 shall have been paid in full.

      2.5.3 Notwithstanding the provisions of Section 10.2 of this Agreement, LecTec shall be deemed to be in default of its obligations under Section 2.5.2: (a) if, during the Manufacturing Period, two consecutive Batches, as defined in Section 2.4 or any three Batches, as so defined, are rejected by Novartis based upon a commercially reasonable determination by Novartis, made without regard to the procedures set forth in Article 3 of this Agreement, that such Batches, as so defined, fail to comply with the Product quality provisions of Section 8.1 of this Agreement, or (b) if LecTec shall fail to deliver any Batch, as so defined, by the later of (i) the thirty (30) day period commencing upon Novartis' QA release or rejection and (ii) thirty (30) days following the date specified for delivery in the Purchase Order, unless such failure to make timely delivery is attributable exclusively to changes ordered by Novartis in Product specifications or Product packaging specifications.

                                    ARTICLE 3
                           INSPECTIONS AND ACCEPTANCE

3.1 Inspection; Right of Rejection. Novartis shall accept any delivery of Products hereunder if, in Novartis' sole and reasonable discretion, Novartis determines that the delivery complies fully with the Purchase Order, the Specifications and the requirements of this Agreement. Novartis shall have the right to inspect all Products delivered hereunder within thirty (30) days of its receipt of the Products and all required documentation. Novartis shall provide LecTec with written notice of its acceptance or rejection of the shipment within sixty (60) days of receipt of the Products and all required documentation. Any notice of rejection shall specify the reason(s) therefor. Except in the event of any investigation, corrective action or retesting of a shipment, if Novartis fails to provide LecTec with written notice of its acceptance or rejection of the shipment within sixty (60) days of receipt of the Products and all required documentation, then the shipment shall be deemed to have been accepted by Novartis. Novartis' prior payment of any invoice for a shipment which is timely rejected under this Section 3.1 shall not prejudice Novartis' right under
Section 3.2 to seek replacement Products or a credit or refund, as Novartis may deem appropriate, with respect to any such rejected Products.

3.2 Replacements. If Novartis notifies LecTec that any Products, or any part thereof, are rejected pursuant to Section 3.1, then, at Novartis' option, (a) LecTec shall, at no additional charge, deliver replacement Products to Novartis as soon as reasonably practicable thereafter (but, in any event, within ninety
(90) days after the initial notification by Novartis); or (b) the quantity of Products so rejected shall be deemed to have been deleted from the Purchase Order, and Novartis shall not be obligated to make any payments to LecTec with respect to such quantity or the rejected shipment (or, if payment has already been made for such Products, then Novartis shall be entitled to a credit in such amount). Novartis shall give commercially reasonable cooperation to LecTec to determine the nature and extent of any problem giving rise to a rejection of Products, including, without limitation, prompt samples of any allegedly non-conforming Products.

3.3 Returns. Novartis shall not return any rejected Products to LecTec except upon a return material authorization ("RMA") from LecTec. LecTec shall pay the freight to deliver replacement Products to Novartis for rightfully rejected Products, and LecTec shall pay the freight to return to LecTec or its designee rejected Products for which LecTec has provided to Novartis an RMA.

                                    ARTICLE 4
                          DOCUMENTATION AND INFORMATION

4.1 Confirmation. LecTec shall submit to Novartis the batch manufacturing and testing documents relating to any Products ordered hereunder, within ten (10) days of the completion of the manufacturing process with respect to any particular batch of Products. LecTec shall provide such documentation as reasonably requested by Novartis solely (a) to assist Novartis in determining whether any manufactured or delivered Products comply fully with the Specifications and the requirements of this Agreement; (b) to assist Novartis in obtaining any and all regulatory approvals necessary to market the Products in the Territory; or (c) to enable Novartis to comply with any statutory or regulatory requirements or with a request by any governmental or regulatory authority in the Territory. Such records and reports shall be subject to the confidentiality provisions of Article 7 of this Agreement, shall be deemed LecTec's Confidential Information, and shall be subject to the requirements of
Section 1.3 of the QA Agreement.

4.2 Certificate of Analysis. Every shipment of the Products to Novartis shall be accompanied by a Certificate of Analysis from LecTec to certify the active ingredients therein. LecTec shall warrant the accuracy of each such Certificate of Analysis to a reasonable degree of scientific certainty.

4.3 Books and Records. During the Manufacturing Period, LecTec shall keep on file all books and records in connection with the manufacture and testing of the Products, including, but not limited to, those books and records relating to cross-over cleaning, process validation, installation qualification, operational qualification and cleaning validation for a period of seven (7) years, plus the active year, from the time of generation of such documents.

                                    ARTICLE 5
                              PRODUCTION PROCEDURES

5.1 No Reworked Products. LecTec shall not rework or reprocess any non-conforming Products without the prior written approval of Novartis.

5.2 Product Packaging. The Products shall be delivered to Novartis packaged in accordance with the Specifications and the production schedule set forth in
Exhibit 1.1. At a time designated by Novartis, it shall have the Products packaged with another packager and the cost of the Products from LecTec shall be reduced as set forth in Exhibit 2.1. Notwithstanding the foregoing, Novartis shall have the right to require any special or varied packing that it believes is reasonably necessary to meet customs or regulatory requirements. Reasonable incremental costs which result directly from any packing changes required by Novartis will be borne by Novartis.


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5.3 Production Procedures. LecTec's production procedures for the Products
("Production Procedures") have previously been approved by the parties. Such Production Procedures include the manufacturing site, manufacturing equipment, manufacturing process, manufacturing conditions and testing procedures for the manufacture of the Products. If LecTec wishes to make any material change in any of the Production Procedures so documented and approved, LecTec shall provide notice thereof to a designated Novartis employee, and shall permit such designated Novartis employee to review such proposed changes at LecTec's facility, at least thirty (30) days prior to its first production run under such revised Production Procedures. All such changes to the Production Procedures must be approved in writing by Novartis prior to being implemented, which approval shall not unreasonably be withheld.

5.4 Waste Disposal. LecTec represents and warrants, to the best of its knowledge, and shall take all commercially reasonable actions necessary to ensure, that all facilities, equipment and practices used to perform LecTec's responsibilities under this Agreement by or on behalf of LecTec, or by any of LecTec's contractors of any rank (including, without limitation, environmental or safety and health consultants or waste management or disposal firms) (each a "LecTec Contractor") will be during the term of this Agreement, in full compliance with all health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements. LecTec assumes responsibility for disposing of any and all waste generated during the performance of its responsibilities under this Agreement (including, without limitation, during any manufacturing, storage and transportation activities) in accordance with all legal and professional standards.

      5.4.1 LecTec shall Dispose or arrange for the Disposal of Waste and at an Approved Disposal Facility. Novartis shall have the right to unilaterally modify any designation of any Approved Disposal Facility at any time based upon audit and inspection results. LecTec shall only transport Waste to an Approved Disposal Facility by means of a transporter lawfully permitted to transport the particular types of Waste at issue. LecTec shall be solely responsible for the proper Disposal of Waste. For purposes of this Section 5.4.1,

            5.4.1.1 "Dispose" or "Disposal" shall mean any discharge, deposit, injection, dumping, spilling, leaking, or placing of any Waste into or on any land or water and the arrangement of any of the foregoing, and shall include any storage, pretreatment, treatment (including incineration), any other actual disposal, use, sale, sampling or other transfer or application of Waste of any kind or nature whatsoever;

            5.4.1.2 "Waste" shall mean, for purposes of this Agreement only, all materials that are produced or generated in connection with the manufacture of any chemical compounds pursuant to this Agreement and for which Disposal is required, including but not limited to materials that are Hazardous Waste, co-product, by-product, chemical compounds that fail to conform to the requirements of this Agreement, wastewaters, residues, wastes, bottoms and other remainders and materials, packaging of, or components of the chemical compounds, and components of any chemical compounds that are not used in the manufacture of the chemical compounds;

            5.4.1.3 "Hazardous Waste" shall mean (a) any material or substance defined as or containing materials defined as a "hazardous substance" pursuant to any applicable laws or regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any similar successor or supplementary legislation, and the regulations promulgated thereunder, or (b) any material or substance that is radioactive; and

            5.4.1.4 "Approved Disposal Facility" shall mean a disposal facility approved by Novartis, which approval shall not be unreasonably withheld.

      5.4.2 Notwithstanding anything to the contrary herein, (i) if LecTec and/or any LecTec Contractor fails to comply with the obligations set forth in this Section 5.4, then LecTec shall be responsible for any claims, suits, or liabilities resulting therefrom (including, without limitation, those based on strict liability and joint and several liability), and LecTec shall indemnify, defend and save Novartis (including officers, directors, employees and agents of Novartis) harmless from and against any and all such claims, suits, and liabilities; and (ii) LecTec shall indemnify, defend and save Novartis (including officers, directors, employees and agents of Novartis) harmless from and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by LecTec and/or any LecTec Contractor.

                                    ARTICLE 6
                    OWNERSHIP, PATENT AND LICENSE PROVISIONS

6.1 Novartis Property. All materials, inventions, know-how, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to LecTec by and/or on behalf of Novartis, or which is used by LecTec with respect to the performance of its obligations hereunder, and which was owned by Novartis prior to being provided to LecTec, shall remain the property of Novartis (the "Novartis Property"). LecTec shall have a royalty-free license to use any Novartis Property supplied to it solely to the extent necessary to enable LecTec to perform its obligations hereunder. LecTec shall not acquire any other right, title or interest in the Novartis Property as a result of its performance hereunder. Without limiting the foregoing, Novartis Property shall include the copyrights and trademarks used in the packaging of the Products ("Packaging IP Rights").

6.2 License to Novartis.

      6.2.1 A promissory note issued by LecTec to Novartis to evidence the Recall Debt of LecTec to Novartis in the amount of $250,000 (the "Recall Debt Note") became due and payable, by its terms, on December 31, 2003.

      6.2.2 Upon the signing of this Agreement by both parties, Novartis shall release the Recall Debt and forgive and relinquish any claim for payment of any of the obligations of LecTec under the Recall Debt Note in partial consideration of the sale by LecTec to Novartis of the license described in Section 6.2.3.

      6.2.3 On the Effective Date, LecTec shall grant to Novartis, and Novartis shall accept, a license (the "License") to all of the intellectual property of LecTec used or useful in the production of the Products including, without limitation, the trade name "Triaminic Vapor Patch," the Licensed Patents listed in Exhibit C, designs, bills of material, manufacturing procedures, and know-how associated with the Products, together with copies of any documentary materials embodying the know-how used in the design, packaging, testing and production of the Products (collectively, the "Intellectual Property"). For the sake of clarity, the Intellectual Property shall not include any other LecTec trade names and shall not extend to the foregoing materials used in the design and production of Comparable Products (as such term is defined in Section 1.2 hereof) to the extent such Intellectual Property is not also used or useful in the design and production of the Products. The License shall give Novartis the exclusive right to manufacture and sell the Products for the Field of Use within the Territory. The term of the License shall be co-terminous with the duration of any patents included in the Intellectual Property and, with respect to all other elements of the Intellectual Property, shall be for the maximum duration permitted under applicable law, and shall continue beyond the end of the Manufacturing Period of
      Section 1.1 and Exhibit 1.1. All terms, conditions and obligations of this Agreement that are required, or relate to, or are appropriate for this License, including but not limited to the Royalties of Section 6.2.3.1 shall continue in full force and effect beyond the Manufacturing Period and until the term of this License expires. Upon the expiration of the patents included in the Intellectual Property, Novartis shall have a non-revocable, perpetual, fully paid-up, royalty-free license to the Intellectual Property.

      The License shall include the right of Novartis to grant sublicenses to any Novartis Affiliate or any other third party contract manufacturer of the Products, provided, in each case (i) such sublicensee shall manufacture the Products only for Novartis; (ii) Novartis shall give written notice to LecTec of the grant of such sublicense at least ten (10) days prior to the effective date of such sublicense; (iii) such sublicense shall terminate when the License terminates; and (iv) Novartis shall give prompt written notice to LecTec if Novartis becomes aware that there has been a material breach of any of the foregoing terms by a sublicensee. The License shall be assignable by Novartis to any Novartis Affiliate or to any entity that is a successor to Novartis by merger or sale of all or substantially all of the assets of Novartis or to any entity that acquires from Novartis the rights to manufacture, distribute or sell the Product so long as (i) such acquiror or successor in interest agrees in writing to be bound by all the terms and conditions hereof; and (ii) Novartis shall first give LecTec written notice of any such assignment. Any purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder except in compliance with this Section 6.2.3 shall be null, void and of no effect. Any such assignment shall be subject to the limitations on duration and scope of the License set forth in Article 6.

            6.2.3.1 Licensing Fee and License Royalty Rate. The Licensing Fee for the License described in Section 6.2.3 shall be $ 1,065,000.00. This amount shall be paid to LecTec by (i) forgiveness of the Recall Debt Note as stated under Section 6.2.2, (ii) payment of $407,500.00 in cash within ten (10) days of execution of this Agreement and (iii) payment of $407,500.00 in cash on October 1, 2004. Commencing on January 1, 2005 Novartis shall pay Royalties to LecTec based on net semi-annual sales of Products by Novartis for each year the license is in effect. The term "net sales" as used in
            Section 6.2.3.1 shall mean gross revenues from the arms-length sale to unaffiliated third-parties of Products manufactured by or on behalf of Novartis pursuant to the License less transportation charges to customers, including insurance; sales, excise and taxes and duties paid or allowed and any other governmental charges imposed upon the sale of any Products; Product royalties to any party other than LecTec, normal and customary trade, quantity and cash discounts allowed; allowances, chargebacks and credits to customers on account of rejection or return of Product. Royalties pursuant to Section 6.2.3.1 shall be payable semi-annually not later than ninety (90) days following the end of Novartis' two-quarter period by certified check or wire transfer payable to LecTec or its assignee. Novartis shall furnish to LecTec or its assignee, at the time of each semi-annual royalty payment, an accounting of its net sales of Product in reasonable detail. Royalty Rates are based on semi-annual sales and are shown in Exhibit 6.2.3.1 hereto and made a part hereof. For the sake of clarity, Novartis shall not owe any royalty payments for any vapor patch products distributed by Novartis that would not infringe or contribute to the infringement of a valid, enforceable claim of the licensed patents listed in Exhibit C.

            Solely to ensure proper accounting for and payment of the royalties due LecTec under Article 6, LecTec may request, not more than once per calendar year during the term of the License, reasonable access during normal business hours and upon at least ten (10) days prior written notice by LecTec's independent certified accountants, reasonably acceptable to Novartis("LecTec Auditor"), to examine and copy the records of Novartis relating to the sale of Products during the term of the License. The LecTec Auditor may not disclose any such Novartis records to LecTec but shall report to LecTec and Novartis only the results of its audit in respect of whether Novartis has properly accounted for and paid the royalties due to LecTec under Article 6, which report shall be final and binding upon the parties. Except in the case of fraud or manifest error, LecTec shall bear the cost of any such audit by the LecTec Auditor. If such audit determines that Novartis has underpaid any royalties, Novartis shall promptly pay the amount underpaid and simple interest thereon at the rate of ** per annum and also the LecTec audit cost in the event such underpayment exceeds ** of the royalties due. Any other provision of this Section 6.3.2.1 to the contrary not withstanding, LecTec may not request the audit of Novartis records for any royalty period more than two (2) years prior to the date of such request.

6.3 Third Party Obligation -- Reduction in Royalties. In the event Novartis is required or enters into a settlement agreement to obtain a license from any unaffiliated third party under any patent or other intellectual property right and is obligated to pay a royalty to such unaffiliated third party or parties in any country in respect of the Product or its method of use, for which royalties are due under this Agreement, and such third party patent or intellectual property right overlaps the patents of Exhibit C then Novartis shall have the right to deduct the amount of such royalties which Novartis pays to such unaffiliated party or parties for such product in such country from the royalties to be paid to LecTec under this Agreement for such product in such country, the deduction being limited to a maximum of ** of the royalties to be paid to LecTec for sale in such country provided that Novartis' combined royalty payments to LecTec and such unaffiliated party or parties do not exceed a total of **. Any excess in the amount of royalties paid by Novartis to an unaffiliated third party or parties over the amount of royalties payable to LecTec under this Agreement, shall be carried forward to future royalty payments until such excess amounts are fully exhausted.

LecTec warrants that it has no licenses to third party patent holders or royalty obligations to third parties that concern the manufacture, sale, offer for sale, use or import of the Product. Without limiting the generality of the foregoing, LecTec shall remain responsible for any royalty obligations due to third parties under LecTec Patent Rights which have been licensed to LecTec and are sub-licensed to Novartis hereunder. LecTec will not be entitled to add such royalties due to third parties to the Novartis royalty rates.

6.4 Third Party Competition. In the event competition in the sale of a Product that would, in the opinion of Novartis patent counsel, infringe the patents of Exhibit C ("Competitive Product") occur in the Territory, LecTec shall, at the request of Novartis, commence legal action against, or settlement negotiations with, the independent third party to cause the cessation of the making, having made, selling or distributing the Competitive Product, or to reach a settlement with the independent third party. Should such Competitive Product achieve ** ACV (All Commodity Volume) distribution in any Food or Drug or Mass (FDM) channel in any country in the Territory, then any royalty otherwise payable for said country shall be suspended until such time that the independent third party ceases to make, have made, sell or distribute the Competitive Product in said country. Such suspension of royalty payments shall be effective on the date of Novartis' written notification to LecTec of the aforesaid distribution level of such Competitive Product. Upon cessation of manufacturing and distribution of the Competitive Product by the third party or settlement with the third party, any suspended Royalty payments shall resume as if never suspended.

6.5 Notification. Each party hereto shall promptly inform the other party of any infringement of the LecTec Patent Rights of which it has knowledge.

6.6 Right to bring action. Novartis shall have the right, in its sole discretion, to initiate legal action in respect of any infringement of the LecTec Patent Rights in the Field of Use in the Territory. In any suit against an infringement brought by either party, the prosecuting party shall have the right to control such suit and to join as a party to such suit the other party to the Agreement, and such other party shall reasonably cooperate in any such suit.

6.7 Costs and Expenses: Recovery. The costs and expenses (including attorneys' fees) of any suit against an infringement brought in accordance with this
Section 6 shall be borne by the party controlling the prosecution of such suit. Any monetary recovery in connection with such infringement action shall first be applied to reimburse Novartis and LecTec for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement action.

Once the parties have been reimbursed for their out-of-pocket expenses, the remainder will be apportioned in proportion to damages incurred by the parties.

6.8 LecTec shall promptly advise Novartis of any additions to, or deletions from the list of LecTec's Patents set forth in Exhibit C, including the issuance of patents upon any patent applications included therein.

6.9 LecTec shall, at its expense, diligently take all steps and incur all costs necessary to maintain the LecTec Patents on Exhibit C in full force and effect. If LecTec shall elect not maintain any of such Patents, it shall promptly notify Novartis of that election and shall, at Novartis' request, assign to Novartis or its designee all right, title and interest in and to such Patents, and the payment of a royalty hereunder shall cease.

6.10 LecTec Property. Subject to the provisions of Sections 6.2 and 6.9, all materials, inventions, know-how, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to Novartis by or on behalf of LecTec, or which is used by LecTec with respect to the performance of its obligations hereunder, and which was owned by LecTec prior to its performance or is developed or acquired in the course of such performance hereunder, shall remain the property of LecTec (the "LecTec Property"). Novartis shall acquire no right, title or interest in the LecTec Property as a result of LecTec's performance hereunder except as provided in Sections 6.2 and 6.9. Without limiting the foregoing, as between the parties hereto, all the intellectual property rights for the Products other than the Packaging IP Rights shall be deemed to be LecTec Property subject to the License granted to Novartis under Section 6.2 hereof.

                                    ARTICLE 7
                  TRADE SECRETS; CONFIDENTIALITY AND PUBLICITY

7.1 Confidential Information. During the period that this Agreement is in effect and thereafter, LecTec and Novartis shall not disclose to anyone in any manner whatsoever or use for any purpose other than its performance of this Agreement or for a purpose which is otherwise authorized under this Agreement (except as authorized in writing by the disclosing party) any information it receives from the other party ("Confidential Information"), including, without limitation, intellectual property, inventions, works of authorship, trade secrets or know-how or other information relating in any way to the Products, processes, and services of the other party.

7.2 Limitations. Each party shall limit disclosure of Confidential Information received hereunder to only those of its employees who are directly concerned with the performance of any activities with respect to which the Confidential Information was disclosed. Each party agrees to advise those of its employees who receive any other party's Confidential Information that such Confidential Information (a) is proprietary and confidential to such party and (b) shall not be disclosed to anyone except as authorized by this Agreement or otherwise authorized by such party in writing. Each party further agrees to take at least such precautions as it normally takes with its own Confidential Information to prevent unauthorized disclosure of the other party's Confidential Information.

7.3 Injunctive Relief. Each party acknowledges that any unauthorized disclosure of any portion of the other party's Confidential Information shall cause irreparable injury to the other party and that no adequate or complete remedy shall be available at law to such other party to compensate for such injury. Accordingly, each party hereby also acknowledges that the other party shall be entitled to seek injunctive relief in the event of such unauthorized disclosure by a party or any of its employees in addition to whatever other remedies it might have at law.

7.4 Effect of Termination. Upon termination of this Agreement, each party shall return to the other all copies of the other party's Confidential Information, and shall make no further use of such Confidential Information, except for one copy which may be retained in the receiving party's confidential files. This provision shall not apply if Novartis terminates this Agreement for breach of contract pursuant to Section 10.2.

7.5 Exceptions. The obligations of this Section 7 shall not apply to information

      7.5.1 that is or has been in the possession of the recipient prior to receipt of the same from the disclosing party as evidenced by recipient's written records;

      7.5.2 which the recipient lawfully obtains from any third party not under an obligation to the disclosing party to hold the same in confidence;

      7.5.3 that is published or becomes part of the public domain without breach of any undertakings discussed hereinabove;

      7.5.4 that is independently developed by personnel of the recipient without any use of or reliance upon the disclosing party's Confidential Information; or

      7.5.5 solely to the extent that it is required to be disclosed pursuant to judicial process, court order or administrative request, or that it is otherwise required for any regulatory filing, provided that the recipient shall notify the other party sufficiently prior to disclosing such Confidential Information as to permit such other party to seek a protective order.

7.6 Press Releases. LecTec shall not issue any press release or other public statement disclosing the existence of or relating to this Agreement without prior written consent of Novartis, which consent shall not be unreasonably withheld or delayed. The foregoing shall not limit LecTec's rights to make such disclosures as reasonably required by applicable securities laws or the rules of any stock exchange where its securities are traded, provided that LecTec provides a written opinion from outside counsel stating that disclosure is required.

                                    ARTICLE 8
                    QUALITY OF PRODUCTS; COMPLIANCE WITH LAW

8.1 Representations and Warranties. LecTec hereby represents and warrants that:

      8.1.1 No Products constituting or being a part of any shipment hereunder shall at the time of any such shipment be (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the "Act"), or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce;

      8.1.2 all Products furnished to Novartis hereunder shall be in full compliance with the Specifications, and shall remain in full compliance with the Specifications for the full period of the expected shelf-life of such Products, so long as the Products are stored in accordance with the Specifications;

      8.1.3 LecTec shall perform its obligations hereunder in compliance with any materially applicable federal, state and local laws and regulations, including without limitation the Act, the FDA's then-current Good Manufacturing Practices ("cGMP"), and any health, safety and environmental laws and regulations applicable to LecTec's manufacture and packaging of the Products and its other performance hereunder;

      8.1.4 all Products furnished to Novartis hereunder shall have been manufactured in accordance with the terms of the QA Agreement;

      8.1.5 LecTec's manufacturing, laboratory and packaging facilities shall remain in compliance with CGMP at all times during the term of this Agreement to the extent applicable to the manufacture and packaging of the Products; and

      8.1.6 LecTec owns or has the right to use all necessary copyright, trademark, patents, trade secrets and other intellectual property rights which it shall use to perform its obligations hereunder with respect to sales of the Products in the United States, Canada and Mexico.

8.2 Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, LECTEC MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE.

8.3 Remedy. In the event that Products are delivered to Novartis by LecTec that are not in compliance with the warranties made in Section 8.1 then, at Novartis's option (i) LecTec shall replace the non-compliant Products at no additional charge (which replacement Products shall be delivered to Novartis as soon as reasonably practicable, but in no event more than ninety (90) days after the initial notification by Novartis); or (ii) LecTec shall credit Novartis's account in the amount of the price of the non-compliant Products. Novartis shall give commercially reasonable cooperation to LecTec to determine the nature and extent of any problem giving rise to a breach of warranties, including, without limitation, prompt samples of any allegedly non-compliant Products. Returns of non-compliant Products shall be subject to the provisions of Section 3.3.

8.4 Quality Assurance Representative. Novartis shall have the right, at its expense, to place a quality assurance representative in the manufacturing facilities of LecTec at all times or from time to time during the term of this Agreement as determined by Novartis. LecTec shall provide complete access to its manufacturing operations respecting the Products to such representative and shall permit such representative to conduct such inspections of materials and processes as such representative shall determine to be appropriate to assure Novartis that LecTec is at all times in compliance with the representations and warranties made in Section 8.1.

                                    ARTICLE 9
                          INDEMNIFICATION AND INSURANCE

9.1 Novartis Indemnification. Novartis shall defend, indemnify and hold LecTec harmless against any and all claims, damages, expenses, reasonable attorneys' fees, settlement costs and judgments arising out of any death, personal injury, bodily injury or property damage to a third party alleged to have been caused by the Products, except to the extent that such injury or damage was the result of any breach of this Agreement by LecTec, including any warranty contained herein, or the result of any latent defects in the Products caused by the negligence or willful misconduct of LecTec. LecTec shall promptly notify Novartis of any such claim or action, shall reasonably cooperate with Novartis in the defense of such claim or action, and shall permit Novartis to control the defense and settlement of such claim or action, all at Novartis' cost and expense. For the sake of clarity, the foregoing indemnification, subject to its stated exclusions, shall extend during the License Phase to any Products made by Novartis or any Novartis Affiliate under the License and to any Products made for Novartis or any Novartis Affiliate by a third party contract manufacturer under any sublicense of the License.

9.2 LecTec Indemnification. LecTec shall defend, indemnify and hold Novartis harmless against any and all claims, damages, expenses, reasonable attorneys' fees, settlement costs and judgments arising out of any death, personal injury, bodily injury or property damage to a third party to the extent that such death, injury or damage is the result of (i) any breach of this Agreement by LecTec, including any warranty contained herein; (ii) any claim regarding a work-related death or injury to any LecTec employee; (iii) any claim regarding latent defects in the Products caused by the negligence or willful misconduct of LecTec; or
(iv) any claim that the Products, or any means used to manufacture the Products, infringe any third party's patent, trade secret, trademark, copyright, or other proprietary interest in the Territory. Novartis shall promptly notify LecTec of any such claim or action, shall reasonably cooperate with LecTec in the defense of such claim or action, and shall permit LecTec to control the defense and settlement of such claim or action, all at LecTec's cost and expense.

9.3 Product Recalls and Withdrawals. Each party shall promptly notify the other party of any legal and/or factual circumstances which might, under applicable laws and regulations, necessitate a field correction, recall or withdrawal of any Products (collectively, a "Regulatory Recall") and shall consult with each other regarding the appropriate steps to be taken. Novartis shall determine whether any Regulatory Recall shall take place. Novartis shall notify all regulatory authorities of any such Regulatory Recall, and shall take all steps necessary to effectuate such Regulatory Recall. LecTec shall assist Novartis in each of these activities to the extent reasonably requested by Novartis. LecTec shall reimburse Novartis for the costs of any such Regulatory Recall to the extent such Regulatory Recall was made necessary by the actions or inaction of LecTec. If LecTec is unable in good faith to obtain the recall insurance required by Section 9.4.6 for a reasonable premium, then the maximum amount which LecTec shall be required to reimburse Novartis pursuant to the preceding sentence shall be $500,000 per Regulatory Recall, not including the cost of any replacement Products made necessary by the applicable Regulatory Recall. Novartis shall reimburse LecTec for the costs of any such Regulatory Recall to the extent such Regulatory Recall was made necessary by the actions or inaction of Novartis. Any claim for such reimbursement of costs incurred in such a Regulatory Recall shall be subject to audit by Novartis' CPA Firm.

9.4 LecTec's Insurance Coverage. LecTec shall obtain, at its own expense, policies of insurance in amounts no less than those specified below and shall cause its carrier or carriers to name Novartis as an additional insured on those coverages marked with an (*) below:

      9.4.1 *general liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage;

      9.4.2 workers' compensation and disability insurance in the amounts required by the law of the state(s) in which its workers are located, and employer's liability insurance with limits of not less than $1,000,000 per occurrence;

      9.4.3 *automobile liability insurance (in the event that the use of an automobile by LecTec is required in the performance of this Agreement) with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage is required;

      9.4.4 *product liability insurance with limits not less than $5,000,000;

      9.4.5 property insurance for the replacement value of the facilities and equipment used to produce the Products;

      9.4.6 *excess insurance with limits not less than $5,000,000.

9.5 Documentation of Coverage. Upon request, LecTec shall provide to Novartis evidence of its insurance or self insurance. LecTec shall provide Novartis thirty (30) days prior written notice of any cancellation or material change in coverage.

9.6 Novartis' Insurance Coverage. Novartis warrants and represents to LecTec that Novartis maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, Novartis shall provide to LecTec evidence of its insurance or self-insurance. Novartis shall provide to LecTec thirty (30) days prior written notice of any cancellation or material change in coverage.

                                   ARTICLE 10
                              TERM AND TERMINATION

10.1 Initial Term; Renewal. This Agreement shall commence on the Effective Date and shall continue in effect until the end of the Manufacturing Period as defined in Section 1.1 except that the provisions hereof respecting the License granted to Novartis as provided in Section 6.2.3 hereof shall continue in effect until the conclusion of the term of the License.

10.2 Termination for Cause. If either party materially breaches this Agreement, the other party shall give such breaching party written notice thereof with reasonable detail. If the breaching party fails to cure such breach within forty-five (45) days of its receipt of such notice, then the non-breaching party may terminate this Agreement at no cost upon written notice thereof.

10.3 Termination on Insolvency. Either party may terminate the Agreement without notice if the other party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party (except for involuntary bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property.

Without limitation, Novartis' rights under this Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code (the "USBC") and any successor thereto. If the bankruptcy trustee of LecTec as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. Section 365(o) of the USBC, Novartis may elect to retain its rights licensed from LecTec hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. Section 365(n) of the USBC, and any other relevant laws.

10.4 In the event that Novartis terminates this agreement pursuant to Article
10.2 (Termination For Cause), Novartis shall retain all its rights to license the Intellectual Property as set forth in Article 6 on a royalty free basis. In the event that LecTec terminates this agreement pursuant to Article 10.2 (Termination For Cause), LecTec shall retain all rights to license the Intellectual Property to other third parties.

                                   ARTICLE 11
                           AUDIT AND INSPECTION RIGHTS

11.1 Audit, Inspection and Observation. During the term of this Agreement, Novartis shall have the right, at its sole cost and expense, to send Novartis representatives to audit, inspect and observe the manufacture, storage, disposal and transportation of the Products, and all other materials reasonably related thereto or used in connection therewith, upon reasonable prior notice to LecTec and during LecTec's normal business hours. Such Novartis representatives shall have no responsibility or authority for supervision of LecTec employees performing such manufacture, storage, disposal or transportation operations. Such Novartis representatives shall comply with any reasonable LecTec health, safety or security rules or policies while at LecTec's premises. The audit, inspection and observations rights set forth in this Section 11.1 are solely for the purpose of determining LecTec's compliance with the terms of this Agreement and the QA Agreement.

11.2 Action Plan. If, as a result of any such audit, inspection or observation under Section 11.1, Novartis reasonably concludes that LecTec is not in compliance with any of its obligations hereunder, it shall so notify LecTec in writing, specifying such areas of non-compliance in reasonable detail. LecTec shall provide to Novartis within thirty (30) days of Novartis' request a written action plan with a time line for resolution of the problems identified within a reasonable, mutually agreed upon time frame.

11.3 Government Inspections. LecTec shall inform Novartis within twenty-four
(24) hours of any notification to LecTec of any site visits to the LecTec facility by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly or indirectly, to the manufacture of the Products, and shall provide to Novartis all other materials related thereto or used in connection therewith. Novartis shall have the option of participating in any site visit by any governmental or regulatory agency (except to the extent such governmental or regulatory agency visitor objects) if the site visit relates, directly or indirectly, to the manufacturing, storage, disposal and transportation of the Products. If Novartis does not participate in the site visit for any reason, LecTec shall report in writing the results of the visit to Novartis within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any material respect, LecTec shall cure all such material deficiencies within the earlier of ninety (90) days or such cure period as ordered by the government or regulatory agency. If all such deficiencies are not cured by LecTec within the required time frame, Novartis may deem such condition to be a material breach of this Agreement without the required 45-day cure period in Section 10.2 of this Agreement and thus may immediately terminate this Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 Waiver. Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each an every such provision.

12.2 Enforcement. If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be, in whole or in part, invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

12.3 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota as though made and to be fully performed in said State.

12.4 Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

            Novartis:           Novartis Consumer Health, Inc.
                                200 Kimball Drive
                                Parsippany, NJ 07054
                                Attn:  General Counsel

            LecTec:             LecTec Corporation
                                10701 Red Circle Dr.
                                Minnetonka, MN 55343
                                Attn: Chief Executive Officer

or to such other address as may be specified in a notice given to the other party in accordance with this Section 12.4. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by confirmed facsimile transmission.

12.5 Captions. The captions of each section of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction of any provisions herein.

12.6 Entire Agreement; Amendment. This Agreement, including all Exhibits annexed hereto (which are incorporated herein by reference), represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes any prior offers, proposals, drafts or other communications with respect thereto including, without limitation, the Prior Agreement. Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any party to any other, except such as are expressly hereinabove set forth. This Agreement shall not be subject to change or modification except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by all parties hereto.

12.7 Effect of Forms. The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document (collectively, "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that appear to add to, vary, modify or conflict with the provisions of this Agreement.

12.8 Relationship. Nothing in this Agreement shall create between the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, each of LecTec and Novartis now confirms and accepts that it is an independent contractor trading for and on its own behalf.

12.9 Assignment. LecTec may not assign or otherwise transfer this Agreement or any interest herein or any right hereunder (other than to an affiliate) without the prior written consent of

Novartis, which consent shall not be unreasonably withheld, except that LecTec may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another company, so long as (i) such acquirer or successor in interest agrees in writing to be bound by all the terms and conditions hereof; and (ii) LecTec shall first give Novartis written notice of any such assignment, and fifteen
(15) days to object thereto. The only grounds upon which Novartis may object to such an assignment are if such acquirer or successor in interest is (a) a direct competitor of Novartis; or prior to the end of the Manufacturing Period (b) in Novartis' reasonable discretion, is not a manufacturer which has a proven record of operational quality at least equal to that of LecTec; or prior to the end of the Manufacturing Period (c) in Novartis' reasonable discretion, does not have sufficient financial wherewithal. Any purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder except in compliance with this Section 12.9 shall be null, void and of no effect.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

12.11 Force Majeure. A party shall not be liable for delayed performance or non-performance of this Agreement (other than payment of money when due) if such condition is due to events beyond its reasonable control, including, without limitation, fire, flood, storm, earthquake, any other Act of God, electrical or computer failures, supply or labor shortages, strikes, riot, civil disorder, war or government order or decree.

      12.11.1 A party claiming relief under this Section 12.11 shall give prompt written notice thereof to the other party, together with its best estimate of when such condition will end and its full performance may be resumed.

      12.11.2 In the event of a Force Majeure, or if for any other reason LecTec experiences any shortage and is therefore unable to supply Novartis with the full quantity of Products and with the delivery date as ordered by Novartis, then Novartis shall be entitled to the same proportionate quantity of available Vapor Patches as the quantity of Products purchased by Novartis from LecTec in the twelve (12) months preceding the shortage bears to all orders for Vapor Patches received by LecTec from all its customers during such period, including LecTec's sales to Novartis, and including LecTec's sales of Comparable Products directly to retailers under its "TheraPatch" trade name, or under any Other LecTec Trade Name.

      12.11.3 Notwithstanding the foregoing, if such condition continues without change for more than ninety (90) days, the other party may then elect to treat such delayed performance or non-performance as a material breach of this Agreement.

12.12 Survival of Terms. Sections 6, 7, 9, 10.3 and 10.4 shall survive and continue in full force and effect in accordance with their respective terms notwithstanding any termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        NOVARTIS CONSUMER HEALTH, INC.

                                        BY: _______________________________
                                            ITS:

                                        LECTEC CORPORATION

                                        BY: _______________________________
                                            ITS:

                                    EXHIBIT C

                                LICENSED PATENTS

      1.    U.S. Pat. No. 6,090,403

      2.    U.S. Pat. Nos. 5,536,263; 5,741,510; 6,096,333; 6,096,334 and
            6,361,790.

      3.    CA Pat. No. 2 133 598

      4.    MX Pat. No. 187839

      5. Any reexamination and reissue of the above-listed patents, if applicable.

                                   EXHIBIT 1.1

                               PRODUCTION SCHEDULE

                                  See Attached

Client  Client PO  Flavor    L #  Coat Date  Ship Date
------  ---------  -------  ----  ---------  ---------
  **     115193    Cherry   L152      **        **
  **     115194    Cherry   L153      **        **
  **     115195    Cherry   L154      **        **
  **     115196    Cherry   L155      **        **
  **     115197    Cherry   L156      **        **
  **     115198    Cherry   L157      **        **
  **     115199    Cherry   L158      **        **
  **     116427    Cherry    L21      **        **
  **     116428    Cherry    L22      **        **
  **     116429    Cherry    L23      **        **
  **     116430    Cherry    L24      **        **
  **     115191    Menthol  L159      **        **
  **     115190    Menthol  L160      **        **
  **     116431    Cherry    L25      **        **
  **     115200    Cherry   L161      **        **
  **     115201    Cherry   L162      **        **
  **     115397    Cherry   L163      **        **
  **     115202    Cherry   L164      **        **
  **     115203    Cherry   L165      **        **
  **     115204    Cherry   L166      **        **
  **     116432    Cherry    L26      **        **
  **     116433    Cherry    L27      **        **
  **     116434    Cherry    L28      **        **
  **     116435    Cherry    L29      **        **
  **     116436    Cherry    L30      **        **
  **     116437    Cherry    L31      **        **
  **     116438    Cherry    L32      **        **
  **     115205    Cherry   L167      **        **
  **     115398    Cherry   L168      **        **
  **     116439    Cherry    L33      **        **
  **     116440    Cherry    L34      **        **
  **     116441    Cherry    L35      **        **
  **       nya     Cherry   L169      **        **
  **       nya     Cherry   L170      **        **
  **       nya     Menthol  L171      **        **
  **       n/a     Cherry    L36      **        **
  **       n/a     Cherry    L37      **        **
  **       n/a     Cherry    L38      **        **
  **       n/a     Cherry    L39      **        **
  **       n/a     Cherry    L40      **        **
  **       n/a     Cherry    L41      **        **
  **       n/a     Cherry    L42      **        **
  **       n/a     Cherry    L43      **        **
  **       n/a     Cherry    L44      **        **
  **       n/a     Cherry    L45      **        **
  **       n/a     Cherry    L46      **        **
  **       n/a     Cherry    L47      **        **
  **       n/a     Cherry    L48      **        **
  **       n/a     Cherry    L49      **        **
  **       n/a     Cherry    L50      **        **
  **       n/a     Cherry    L51      **        **
  **       n/a     Cherry    L52      **        **
  **       n/a     Cherry   L172      **        **      **
  **       n/a     Cherry   L173      **        **      **
  **       n/a     Cherry   L174      **        **      **
  **       n/a     Cherry   L175      **        **      **
  **       n/a     Cherry   L176      **        **      **
  **       n/a     Menthol  L177      **        **      **
  **       n/a     Menthol  L178      **        **      **
  **       n/a     Cherry   L179      **        **      **
  **       n/a     Cherry   L180      **        **      **
  **       n/a     Cherry   L181      **        **      **
  **       n/a     Cherry   L182      **        **      **
  **       n/a     Cherry   L183      **        **      **

                                   EXHIBIT 2.1

                            PRODUCT PACKAGING PRICING

LecTec Pricing - Vapor Patch

United States and Mexico

Pricing for lots through and including **.

                  SIX PATCHES      SIX PATCHES
                  WITH CARTON        WITHOUT         PRICE
    MARKET        AND STICKERS       CARTON        DIFFERENCE
-------------     ------------     -----------     ----------
UNITED STATES          **              **             **

MEXICO                 **              **             **

Pricing for ** and **.

                  SIX PATCHES
                    WITHOUT
    MARKET          CARTON
-------------     -----------
UNITED STATES         **

MEXICO                **

Effective all lots manufactured subsequent to ** the price will increase by ** for each patch.

All prices are in U.S. Dollars.

                                   EXHIBIT 2.5

                     ADVANCE PAYMENTS AND DELIVERY SCHEDULE

                                  See Attached

                                                                 REVISED 7/14/04

                                   EXHIBIT 2.5
                     ADVANCE PAYMENTS AND DELIVERY SCHEDULE
                       JANUARY 2004 THROUGH FEBRUARY 2005

                                   ACTUAL    ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                  January   February    March      April       May        June       July      August   September
LecTec
Payments                                 **        **         **         **         **         **         **         **         **

Mexico                                   **        **         **         **         **         **         **         **         **
US Cherry                                **        **         **         **         **         **         **         **         **
US Menthol                               **        **         **         **         **         **         **         **         **
Total Lots                               **        **         **         **         **         **         **         **         **

  Lot Size
    ** Mexico                                                 **                               **         **         **         **
    ** US Cherry                         **        **         **         **         **         **         **         **         **
    ** US Menthol                        **        **         **         **         **         **         **
TOTAL PATCHES                            **        **         **         **         **         **         **         **         **
       EFFECTIVE
       LOT **
  Cost per Patch  Cost per Patch

    **                        **         **        **         **         **         **         **         **         **         **
    **                        **         **        **         **         **         **         **         **         **         **
    **                        **         **        **         **         **         **         **         **         **         **
NCH COST                                 **        **         **         **         **         **         **         **         **

AGGREGATE
CASH
ADVANCE           $    1,030,021 $1,324,677 $ 644,413 $1,022,988 $1,107,465 $1,279,541 $1,342,317 $1,298,578 $1,519,578 $1,391,829

                   October    November  December January February TOTALS
LecTec
Payments              **         **       **      **        **      **

Mexico                **         **       **      **        **      **
US Cherry             **         **       **      **        **      **
US Menthol            **         **       **      **        **      **
Total Lots            **         **       **      **        **      **

  Lot Size
    ** Mexico         **         **       **                        **
    ** US Cherry      **                  **      **        **      **
    ** US Menthol     **                          **                **
TOTAL PATCHES         **         **       **      **        **      **
       EFFECTIVE
       LOT **
  Cost per Patch

    **                **         **       **      **        **      **
    **                **         **       **      **        **      **
    **                **         **       **      **        **      **
NCH COST              **         **       **      **        **      **

AGGREGATE
CASH
ADVANCE           $1,297,779 $1,052,580 $737,840 $82,800   $ -

NOTE:  ALL PRICES IN US $

                                Section 2.5.1(a)
                        Form of New Advance Payment Note

                                 PROMISSORY NOTE

January 1, 2004                         Minnetonka, Minnesota

      FOR VALUE RECEIVED, the undersigned, LECTEC CORPORATION, a Minnesota corporation with a mailing address of 10701 Red Circle Drive, Minnetonka, MN 55343 (hereinafter referred to as the "LecTec"), promises to pay to the order of NOVARTIS CONSUMER HEALTH, INC. with a mailing address of 200 Kimball Drive, Parsippany, NJ 07054 (hereinafter referred to as "Novartis"), the lesser of the sum of Two Million ($2,000,000.00) Dollars or so much thereof as has been advanced and remains outstanding pursuant to Section 2.5 of the Supply and License Agreement between LecTec and Novartis dated as of January 1, 2004, (the "Agreement") together with interest and costs thereon as set forth below, such interest and costs being payable only in the event of default by LecTec hereunder.

      All amounts outstanding under this Note, together with interest thereon, shall be repaid in full on upon Novartis' acceptance of final shipment of Product delivered by LecTec under the Agreement. This Note may be subject to mandatory prepayment under circumstances as set forth in the Agreement.

      Interest on the principal amount outstanding hereunder shall begin to accrue as of the date hereof, and shall be payable only in the event of default by LecTec hereunder on the date of such default whether or not any judgment has been issued thereon. Such default interest shall be payable at the rate per annum which shall be two (2) percentage points higher than the "prime" rate as reported in The Wall Street Journal on the first business day of each month, adjusted monthly.

      This Note is the New Advance Payment Note as defined in the Agreement, to which reference may be made for a description of the terms and conditions of advances of principal hereof and the method of payment by way of credits for products sold and delivered by LecTec to Novartis. The indebtedness described herein shall have the benefit of the Collateral as set forth in a Security Agreement between LecTec and Novartis of even date herewith.

      This Note may be prepaid, at any time, in whole or in part, without premium or fee. If this Note is not paid when due, LecTec agrees to pay all costs of collection, including reasonable attorneys' fees. LecTec hereby waives demand, presentment, notice of dishonor, protest, and notice of protest.

      WITHOUT LIMITING OTHER RIGHTS ACCORDED TO NOVARTIS HEREUNDER, LECTEC HEREBY CERTIFIES THAT THE TRANSACTION CONTEMPLATED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND HEREBY WAIVES (A) ITS RIGHTS TO NOTICE AND HEARING AS OTHERWISE ALLOWED BY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH NOVARTIS MAY DECIDE TO USE, AND (B) ALL RIGHTS AS OTHERWISE ALLOWED BY LAW TO REQUEST THAT NOVARTIS POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT LECTEC OR ANY OTHER PERSON OR ENTITY LIABLE UNDER THIS NOTE AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY NOVARTIS BY VIRTUE OF ANY DEFAULT OR PROVISION OF THIS NOTE OR THE AGREEMENT, AND LECTEC HEREBY CONSENTS TO THE ISSUANCE OF ANY SUCH PREJUDGMENT REMEDY WITHOUT SUCH A BOND.

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date and year first above written.

                                        LECTEC CORPORATION

                                        By:  _________________________________
                                             Name:

                                        Its: _______________________________
                                             Title:

                                Section 2.5.1(b)
                         Form of New Security Agreement

                               SECURITY AGREEMENT

      THIS SECURITY AGREEMENT ("Security Agreement") dated as of January 1, 2004 between NOVARTIS CONSUMER HEALTH, INC., 200 Kimball Drive, Parsippany, NJ 07054 ("Creditor"), a Delaware corporation, and LECTEC CORPORATION, 10701 Red Circle Drive, Minnetonka, MN 55343 ("Debtor"), a Minnesota corporation.

                                    RECITALS

A. Creditor has agreed to advance funds to Debtor as provided in a certain Supply and License Agreement of even date herewith ("Supply Agreement") and Debtor is otherwise indebted to Creditor. Debtor has issued it a promissory note (the "Note") to Creditor evidencing Debtor's obligation to repay advances made or to be made by Creditor to Debtor and such other indebtedness of Debtor to Creditor.

B. Debtor has agreed to grant a security interest in its assets as provided in this Security Agreement to secure its payment obligations under the Note.

            NOW, THEREFORE, the parties hereby agree as follows:

      1. Security Interest. To secure the full and prompt payment to Creditor of the obligations of Borrower under the Note (hereinafter, the "Liabilities"), Debtor has granted and hereby grants to Creditor a continuing security interest in and to all of Debtor's accounts receivable, inventory, equipment and general intangibles (hereinafter, the "Collateral"), whether now owned or existing or hereafter acquired or arising, the proceeds of the Collateral, and all books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Debtor pertaining to the Collateral.

      2. Disclosure of Security Interest. Debtor shall make appropriate entries upon its financial statements disclosing Creditor's security interest in the Collateral.

      3. Financing Statements. At Creditor's request, Debtor shall execute or deliver to Creditor, at any time or times hereafter, all supplemental documentation that Creditor may reasonably request relating to the perfection of the security interest granted in Section 1, in form and substance acceptable to Creditor, and pay the costs of any recording or filing of the same.

      4. Perfection and Priority; Location of Collateral. Debtor represents that:

            (A) None of the Collateral is subject to any lien, security interest or other encumbrance, except as disclosed on Exhibit A attached hereto and made a part hereof;

            (B) The address specified above is Debtor's chief executive office and principal place of business and Debtor is incorporated under the laws of the state of Minnesota.

      5. Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default:"

            (A) Debtor fails to pay the Liabilities when due and payable as provided in the Note;

            (B) Debtor fails or neglects to perform, keep or observe any other term, provision, condition, covenant, warranty or representation contained in this Security Agreement which is required to be performed, kept or observed and the same is not cured to Creditor's satisfaction within ten (10) days after Creditor gives Debtor written notice thereof;

            (C) Any material representation by Debtor to Creditor concerning its financial condition is not true and correct when made, in all material respects;

            (D) The Collateral or any other of Debtor's material assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter; an application is made by any person other than Debtor for the appointment of a receiver, trustee, or custodian for the Collateral or any other of Debtor's assets and the same is not dismissed within sixty (60) days after the application therefore;

            (E) An application is made by Debtor for the appointment of a receiver, trustee or custodian for the Collateral or any other of Debtor's assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by Debtor; Debtor makes an assignment for the benefit of its creditors or any case or proceeding is filed by Debtor for its dissolution, liquidation, or termination; or

            (F) Debtor ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against any Debtor or any case or proceeding is filed against Debtor for its dissolution or liquidation and such injunction, restraint or petition is not dismissed within sixty (60) days after the entry or filing thereof.

      6. Remedies. Upon and after an Event of Default, Creditor shall have the following rights and remedies:

            (A) All the rights and remedies of a secured party under the Uniform Commercial Code as in effect at the time in Minnesota, all of which rights and remedies shall be cumulative, and none exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Security Agreement.

            (B) The right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Creditor, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. Creditor shall have the right to conduct such sales on the premises of Debtor or elsewhere and shall have the right to use Debtor's premises without charge for such sales for such time or times as Creditor may see fit. Creditor is hereby granted a license or other right to use, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral; provided, however, that the grant of license and right to use herein shall be subject to the license provisions of the Supply Agreement. Creditor shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof and Creditor may purchase all or any part of the Collateral at public or, if permitted by law, private sale and in lieu of actual payment of such purchase price, may setoff the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses (including attorneys' fees and expense) incurred by Creditor for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Liabilities; third to the principal of the Liabilities; fourth to the holder of any junior lien or any of the Collateral. If any deficiency shall arise, Debtor shall remain liable to Creditor therefore. Notwithstanding anything else in this Agreement, Creditor shall not sell, lease or otherwise dispose of that portion of the Collateral consisting of the Intellectual Property, as that term is defined in the Supply Agreement, in whole or in part, so long as the Supply Agreement is in effect.

      7. Subordination by Creditor. On no more than a single occasion and upon the written request of Debtor, Creditor shall subordinate its security interest in the Collateral to a security interest that Debtor may propose to grant to an institutional lender to secure a new loan to Debtor in a principal amount of not less than $1,000,000. Such subordination shall have the effect only of making Creditor's security interest in the Collateral junior to the security interest granted to such new lender notwithstanding the priority of the perfection of Creditor's security interest and shall not otherwise affect any of Creditor's rights under the Note or this Security Agreement.

      8. Waiver. Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Security Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each and every such provision.

      9. Enforcement. If and to the extent that any provision of this Security Agreement is determined by any legislature, court or administrative agency to be, in whole or in part, invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Security Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

      10. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota as though made and to be fully performed in said State.

      11. Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

            Creditor:            Novartis Consumer Health, Inc.
                                 200 Kimball Drive
                                 Parsippany, NJ 07054
                                 Attn:  General Counsel

            Debtor:              LecTec Corporation
                                 10701 Red Circle Dr.
                                 Minnetonka, MN 55343
                                 Attn: Chief Executive Officer

      or to such other address as may be specified in a notice given to the other party in accordance with this Section 11. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by confirmed facsimile transmission.

      12. Captions. The captions of each section of this Security Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Security Agreement and the relationship of the parties hereto, and shall not in any way affect this Security Agreement or the construction of any provisions herein.

      13. Entire Agreement; Amendment. This Security Agreement, including Exhibit A annexed hereto, and the Supply Agreement represent and incorporate the entire understanding between the parties hereto with respect to the subject matter of this Security Agreement and supersedes any prior offers, proposals, drafts or other communications with respect thereto. In the event of a conflict between the terms of this Security Agreement and the Supply Agreement, the provisions of the Supply Agreement shall prevail. Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any party to any other, except such as are expressly hereinabove set forth. This Security Agreement shall not be subject to change or modification except by the execution of a writing specified to be an explicit amendment to this Security Agreement duly executed by all parties hereto.

      14 Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        LECTEC CORPORATION

                                        By: ____________________________________
                                            Name:  _____________________________
                                            Title: _____________________________

                                        NOVARTIS CONSUMER HEALTH, INC.

                                        By: ____________________________________
                                            Name:  _____________________________
                                            Title: _____________________________

                                 Exhibit 6.2.3.1
                              License Royalty Rates

Novartis Net Semi-Annual Sales     Royalty Percentage
------------------------------     ------------------
Less than **                               **
**                                         **
over **                                    **